Exhibit 99.1

Clipper Realty Inc. Announces First Quarter 2025 Results

NEW YORK, May 12, 2025 /Business Wire/ -- Clipper Realty Inc. (NYSE: CLPR) (the “Company”), a leading owner and operator of multifamily residential and commercial properties in the New York metropolitan area, today announced financial and operating results for the three months ended March 31, 2025.

Highlights for the Three Months Ended March 31, 2025

●	Record quarterly revenues of $39.4 million for the first quarter of 2025, up 10% from last year
●	Quarterly income (loss) from operations of $(23.6) million or $10.2 million excluding $33.8 million impairment charge, for the first quarter of 2025
●	Net operating income (“NOI”)[1] of $21.8 million for the first quarter of 2025, up 8% from last year
●	Quarterly net loss of $35.1 million, or $1.3 million excluding impairment charge of $33.8 million, for the first quarter of 2025
●	Adjusted funds from operations (“AFFO”)[1] of $8.0 million for the first quarter of 2025, up 36% from last year
●	Declared a dividend of $0.095 per share for the first quarter of 2025

David Bistricer, Co-Chairman, and Chief Executive Officer, commented,

“The Company continued to grow revenue, NOI and AFFO on a seasonally adjusted basis in the first quarter of 2025, based on very strong residential leasing. We continue to have very high occupancy and strong renter demand in our buildings. For all our properties, new leases exceeded previous rents by nearly 15% and renewals by over 8%. At Flatbush Gardens, we continue to achieve increased rental recoveries and make the committed capital improvements and other improvements in the property. At the Dean Street ground-up development, we have substantially completed construction and expect to begin leasing soon. Additionally, we just completed bridge financing that paid off the construction financing that served us well and that should cover costs during the lease up period up to permanent financing and provide additional working capital. At our 250 Livingston Street commercial property, where we previously disclosed New York City’s notification of its intention to vacate in late August 2025, we continue to actively seek solutions and pursue opportunities. At our nearby 141 Livingston Street the Company has agreed to the terms of a new five-year lease renewal with NYC. Lastly, 10 West 65th Street is under contract to be sold, and we expect a closing at the beginning of June 2025. This should generate approximately $12 million in cash..”

Financial Results for the Three Months Ended March 31, 2025

For the first quarter of 2025, revenues increased by $3.6 million, or 10.2%, to $39.4 million as compared to revenue of $35.8 million during the first quarter of 2024. Residential revenue increased by $3.1 million, or 11.8%, driven by higher rental rates, occupancy and collections at all our residential properties. Commercial income increased by $0.6 million, or 5.7%, in the first quarter of 2025 due to leasing some smaller vacant spaces at Tribeca House and Aspen.

For the first quarter of 2025, net loss was $35.1 million ($0.86 per share) or $1.3 million ($0.03 per share) excluding an impairment charge related to the 10 West 65th Street property that is now held for sale. The net loss excluding the impairment charge compares to net loss of $2.9 million ($0.09 per share) for the first quarter of 2024. This lower net loss excluding the impairment charge was primarily due to increased rental revenue discussed above and lower repairs and maintenance expenses partially offset by higher property taxes at properties other than Flatbush Gardens and, at Flatbush Gardens, higher payroll expenses from an increase in repairs and maintenance workers, higher utilities expenses and higher depreciation expense from capital spending. The impairment charge of $33.8 results from the determination of probability of selling the Company’s 10 West 65th Street property based on a contract entered in April 2025 for $45.5 million. The Company determined to sell the property primarily because of the Housing Stability and Tenant Protection Act of 2019 which restricted the Company’s 2017 acquisition plans to convert many of its units to free market. The sale is expected to generate approximately $12 million after payment of debt and closing costs.

For the first quarter of 2025, AFFO was $8.0 million, or $0.19 per share, compared to $5.9 million, or $0.14 per share, for the first quarter of 2024. As discussed above, the increase was primarily due to increased rental revenue and lower repairs and maintenance costs partially offset by higher property taxes and payroll and utilities costs.

1 NOI and AFFO are non-GAAP financial measures. For a definition of these financial measures and a reconciliation of such measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Measures” at the end of this release.

Balance Sheet

At March 31, 2025, notes payable (excluding unamortized loan costs) were $1,281.2 million, compared to $1,275.4 million at December 31, 2024. The increase was primarily due to borrowings on Dean Street development construction loan. On May 2, 2025, the Dean Street property entered into a $160 million, two-year bridge loan and repaid the existing $126 million Dean Street development construction loan. As compared to the construction loan, the new bridge loan offers a lower interest rate of 265% over SOFR and is expected to provide funds for operating expenses through the lease-up period and provide additional working capital of up to $18 million after attaining certain operating objectives.

Dividend

The Company today declared a first quarter dividend of $0.095 per share, the same amount as last quarter, to shareholders of record on May 27, 2025, payable June 11, 2025.

Conference Call and Supplemental Material

The Company will host a conference call on May 12, 2025, at 5:00 PM Eastern Time to discuss the first quarter 2025 results and provide a business update. The conference call can be accessed by dialing (800) 346-7359 or (973) 528-0008, conference entry code 691682. A replay of the call will be available from May 12, 2025, following the call, through May 26, 2025, by dialing (800) 332-6854 or (973) 528-0005, replay conference ID 691682. Supplemental data to this press release can be found under the “Quarterly Earnings” navigation tab on the “Investors” page of our website at www.clipperrealty.com. The Company’s filings with the Securities and Exchange Commission (the “SEC”) are filed at www.sec.gov under Clipper Realty Inc.

About Clipper Realty Inc.

Clipper Realty Inc. (NYSE: CLPR) is a self-administered and self-managed real estate company that acquires, owns, manages, operates, and repositions multifamily residential and commercial properties in the New York metropolitan area, with a portfolio in Manhattan and Brooklyn. For more information on the Company, please visit www.clipperrealty.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include estimates concerning capital projects and the success of specific properties. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release.

We disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties), most of which are difficult to predict and many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a discussion of these and other important factors that could affect our actual results, please refer to our filings with the SEC, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2024, and other reports filed from time to time with the SEC.

Contact Information:

Lawrence Kreider

Chief Financial Officer

(718) 438-2804 x2231

larry@clipperrealty.com

Clipper Realty Inc.

Consolidated Balance Sheets

(In thousands, except for share and per share data)

	March 31, 2025	December 31, 2024
	(unaudited)
ASSETS
Investment in real estate
Land and improvements	$508,311	$571,988
Building and improvements	718,748	736,420
Tenant improvements	3,348	3,366
Furniture, fixtures and equipment	13,439	13,897
Real estate under development	153,799	146,249
Total investment in real estate	1,397,645	1,471,920
Accumulated depreciation	(243,362)	(243,392)
Investment in real estate, net	1,154,283	1,228,528

Cash and cash equivalents	21,288	19,896
Restricted cash	17,823	18,156
Tenant and other receivables, net of allowance for doubtful accounts of $246 and $258, respectively	6,974	6,365
Deferred rent	2,086	2,108
Deferred costs and intangible assets, net	5,560	5,676
Prepaid expenses and other assets	8,166	6,236
Assets held for sale	45,903	-
TOTAL ASSETS	$1,262,083	$1,286,965

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Notes payable, net of unamortized loan costs of $8,245 and $9,019, respectively	1,272,906	1,266,340
Accounts payable and accrued liabilities	19,649	18,731
Security deposits	8,800	9,067
Other liabilities	12,646	7,057
Liabilities held for sale	886	-
TOTAL LIABILITIES	1,314,887	1,301,195

Equity:
Preferred stock, $0.01 par value; 100,000 shares authorized (including 140 shares of 12.5% Series A cumulative non-voting preferred stock), zero shares issued and outstanding
Common stock, $0.01 par value; 500,000,000 shares authorized, 16,146,546 and 16,146,546 shares issued and outstanding, at March 31, 2025 and December 31, 2024, respectively	160	160
Additional paid-in-capital	90,152	89,938
Accumulated deficit	(110,388)	(95,507)
Total stockholders' equity (deficit)	(20,076)	(5,409)

Non-controlling interests	(32,728)	(8,821)
TOTAL EQUITY (DEFICIT)	(52,804)	(14,230)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$1,262,083	$1,286,965

Clipper Realty Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2025	2024

REVENUES
Residential rental income	$29,190	$26,106
Commercial rental income	10,208	9,654
TOTAL REVENUES	39,398	35,760

OPERATING EXPENSES
Property operating expenses	10,111	8,622
Real estate taxes and insurance	7,627	7,136
General and administrative	3,825	3,551
Depreciation and amortization	7,636	7,379
Impairment of Long-Lived Assets	33,780	-
TOTAL OPERATING EXPENSES	62,979	26,688

INCOME FROM OPERATIONS	(23,581)	9,072

Interest expense, net	(11,522)	(11,738)

Net loss	(35,103)	(2,666)

Net loss attributable to non-controlling interests	21,756	1,655
Net loss attributable to common stockholders	$(13,347)	$(1,011)

Basic and diluted net loss per share	$(0.86)	$(0.09)

Weighted average common shares / OP units
Common shares outstanding	16,147	16,063
OP units outstanding	26,317	26,317
Diluted shares outstanding	42,464	42,380

Clipper Realty Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
.	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(35,103)	$(2,666)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	7,611	7,352
Amortization of deferred financing costs	457	530
Amortization of deferred costs and intangible assets	146	147
Impairment of long-lived asset	33,780	-
Deferred rent	22	48
Stock-based compensation	1,143	561
Bad debt expense	(13)	1
Changes in operating assets and liabilities:
Tenant and other receivables	(693)	344
Prepaid expenses, other assets and deferred costs	(2,149)	2,403
Accounts payable and accrued liabilities	297	(3,540)
Security deposits	64	130
Other liabilities	1,114	942
Net cash provided by operating activities	6,676	6,252

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to land, buildings and improvements	(9,680)	(22,247)
Net cash used in investing activities	(9,680)	(22,247)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of mortgage notes	(578)	(493)
Proceeds from mortgage notes	6,371	20,460
Dividends and distributions	-	-
Loan issuance and extinguishment costs	(250)	-
Net cash provided by financing activities	5,543	19,967

Net increase in cash and cash equivalents and restricted cash, including cash and cash equivelnats and restricted cash classified with assets held for sale	2,539	3,972
Cash and cash equivelnts and restreicted cash within assets held for sale	(1,480)
Cash and cash equivalents and restricted cash - beginning of period	38,052	36,225
Cash and cash equivalents and restricted cash - end of period	$39,111	$40,197

Cash and cash equivalents and restricted cash - beginning of period:
Cash and cash equivalents	$19,896	$22,163
Restricted cash	18,156	14,062
Total cash and cash equivalents and restricted cash - beginning of period	$38,052	$36,225

Cash and cash equivalents and restricted cash - end of period:
Cash and cash equivalents	$21,288	$21,882
Restricted cash	17,823	18,315
Total cash and cash equivalents and restricted cash - end of period	$39,111	$40,197

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest of $2,780 and $4,425 in 2025 and 2024, respectively	$11,188	$11,855
Non-cash interest capitalized to real estate under development	566	566
Additions to investment in real estate included in accounts payable and accrued liabilities	9,206	7,609
Non-cash dividend declared	4,614	4,396

Clipper Realty Inc.

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

We disclose and discuss funds from operations (“FFO”), adjusted funds from operations (“AFFO”), adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) and net operating income (“NOI”), all of which meet the definition of “non-GAAP financial measures” set forth in Item 10(e) of Regulation S-K promulgated by the SEC.

While management and the investment community in general believe that presentation of these measures provides useful information to investors, neither FFO, AFFO, Adjusted EBITDA, nor NOI should be considered as an alternative to net income (loss) or income from operations as an indication of our performance. We believe that to understand our performance further, FFO, AFFO, Adjusted EBITDA, and NOI should be compared with our reported net income (loss) or income from operations and considered in addition to cash flows computed in accordance with GAAP, as presented in our consolidated financial statements.

Funds From Operations and Adjusted Funds From Operations

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment adjustments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO is consistent with FFO as defined by NAREIT.

AFFO is defined by us as FFO excluding amortization of identifiable intangibles incurred in property acquisitions, straight-line rent adjustments to revenue from long-term leases, amortization costs incurred in originating debt, interest rate cap mark-to-market adjustments, amortization of non-cash equity compensation, acquisition and other costs, transaction pursuit costs, loss on modification/extinguishment of debt, gain on involuntary conversion, gain on termination of lease, impairment of long-lived assets and non-recurring litigation-related expenses, less recurring capital spending.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation and valuation adjustments from net income. We consider FFO useful in evaluating potential property acquisitions and measuring operating performance. We further consider AFFO useful in determining funds available for payment of distributions. Neither FFO nor AFFO represent net income or cash flows from operations computed in accordance with GAAP. You should not consider FFO and AFFO to be alternatives to net income (loss) as reliable measures of our operating performance; nor should you consider FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (computed in accordance with GAAP) as measures of liquidity.

	Three Months Ended March 31,
	2025	2024
FFO
Net loss	$(35,103)	$(2,666)
Real estate depreciation and amortization	7,636	7,379
FFO	$(27,467)	$4,713

AFFO
FFO	$(27,467)	$4,713
Amortization of real estate tax intangible	120	120
Straight-line rent adjustments	22	48
Amortization of debt origination costs	457	530
Amortization of LTIP awards	1,143	561
Impairment of Long-Lived Assets	33,780	-
Recurring capital spending	(35)	(73)
AFFO	$8,020	$5,899
AFFO Per Share/Unit	$0.19	$0.14

Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization

We believe that Adjusted EBITDA is a useful measure of our operating performance. We define Adjusted EBITDA as net income (loss) before allocation to non-controlling interests, plus real estate depreciation and amortization, amortization of identifiable intangibles, straight-line rent adjustments to revenue from long-term leases, amortization of non-cash equity compensation, interest expense (net), acquisition and other costs, transaction pursuit costs, loss on modification/extinguishment of debt, Impairment of long-lived assets and non-recurring litigation-related expenses, less gain on involuntary conversion and gain on termination of lease.

We believe that this measure provides an operating perspective not immediately apparent from GAAP income from operations or net income (loss). We consider Adjusted EBITDA to be a meaningful financial measure of our core operating performance.

However, Adjusted EBITDA should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating Adjusted EBITDA, and accordingly, our Adjusted EBITDA may not be comparable to that of other REITs.

	Three Months Ended March 31,
	2025	2024
Adjusted EBITDA
Net loss	$(35,103)	$(2,666)
Real estate depreciation and amortization	7,636	7,379
Amortization of real estate tax intangible	120	120
Straight-line rent adjustments	22	48
Amortization of LTIP awards	1,143	561
Interest expense, net	11,522	11,738
Impairment of long-lived assets	33,780	-
Adjusted EBITDA	$19,120	$17,180

Net Operating Income

We believe that NOI is a useful measure of our operating performance. We define NOI as income from operations plus real estate depreciation and amortization, general and administrative expenses, acquisition and other costs, transaction pursuit costs, amortization of identifiable intangibles and straight-line rent adjustments to revenue from long-term leases, impairment of long-lived assets less gain on termination of lease. We believe that this measure is widely recognized and provides an operating perspective not immediately apparent from GAAP income from operations or net income (loss). We use NOI to evaluate our performance because NOI allows us to evaluate the operating performance of our company by measuring the core operations of property performance and capturing trends in rental housing and property operating expenses. NOI is also a widely used metric in valuation of properties.

However, NOI should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to that of other REITs.

The following table sets forth a reconciliation of NOI for the periods presented to income from operations, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended March 31,
	2025	2024
NOI
Income from operations	$(23,581)	$9,072
Real estate depreciation and amortization	7,636	7,379
General and administrative expenses	3,825	3,551
Amortization of real estate tax intangible	120	120
Straight-line rent adjustments	22	48
Impairment of long-lived Assets	33,780	-
NOI	$21,802	$20,170